Exhibit 10.3

MR. GREGORY B. MAFFEI

c/o Qurate Retail, Inc.

12300 Liberty Boulevard

Englewood, CO 80112

June 3, 2021

Liberty Media Corporation

Qurate Retail, Inc.

12300 Liberty Boulevard
Englewood, Colorado 80112

Attention: Chairman of the Board

Re: Irrevocable Waiver of Right to Assert Change in Control of Qurate or Good Reason to Resign from Qurate and Amendment to Employment Agreement

Ladies and Gentlemen:

Reference is made to (i) that certain Executive Employment Agreement, dated effective as of December 13, 2019 (the “Employment Agreement”), by and between Liberty Media Corporation, a Delaware corporation (“Liberty Media”), and me, and (ii) that certain Services Agreement, dated as of September 23, 2011, between Qurate Retail, Inc., a Delaware corporation (“Qurate”), and Liberty Media, as clarified by that certain Letter Agreement, dated as of September 23, 2011, by and between Qurate and Liberty Media, and as amended by that certain First Amendment to Services Agreement, effective as of December 13, 2019, by and between Qurate and Liberty Media) (the “Services Agreement”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Employment Agreement.

Further reference is made to the acquisition by Qurate from the Malone Group (as defined in the Call Agreement) of all of the shares of Series B common stock, par value $0.01 per share, of Qurate (the “Series B Common Stock”) owned by the Malone Group (as defined in the Call Agreement) pursuant to (i) that certain Call Agreement, dated as of February 9, 1998 (the “Call Agreement”), by and among Qurate, as successor-in-interest to the assignee of Tele-Communications, Inc., a Delaware corporation, John C. Malone and Leslie A. Malone, and (ii) that certain Stock Exchange Agreement, dated the date hereof (the “Malone Agreement”), among Qurate and Mr. Malone, Mrs. Malone, The John C. Malone 1995 Revocable Trust, The Leslie A. Malone 1995 Revocable Trust, The Tracy M. Neal Trust A and The Evan D. Malone Trust A, which immediately following the consummation thereof, will result in each of (A) the members of the Malone Group ceasing to control at least 20% of the combined voting power of the then outstanding securities of Qurate ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors (“Qurate Voting Stock”) (calculated on an outstanding share basis without taking into account shares underlying unexercised equity awards), and, at such time, the Maffei Group will not control at least 20% of the combined voting power of the then outstanding Qurate Voting Stock (calculated on an outstanding share basis without taking into account shares underlying unexercised equity awards) and (B) a Person, other than members of the Maffei Group, will control a combined voting power of the then outstanding Qurate Voting Stock in excess of the combined voting power of the then outstanding Qurate Voting Stock controlled by the Malone Group (each of (A) and (B), the “Malone Voting Power Reduction”).

In consideration for (1) my receipt on the date hereof of 1,101,321 Restricted Shares (as such term is defined in the Qurate Retail, Inc. 2020 Omnibus Incentive Plan) of Series B Common Stock of Qurate granted pursuant to a Restricted Stock award agreement in the form attached hereto as Exhibit A (the “Award Agreement,” and such Restricted Shares, the “Qurate Restricted Shares”), and (2) agreement by Qurate that the portion of the Annual Equity Awards for which Qurate will be responsible for granting to me pursuant to Section 4.11 of the Employment Agreement for each of calendar years 2022, 2023 and 2024 be granted with respect to the Series B Common Stock of Qurate, and the Employment Agreement, and any applicable Exhibits thereto, are hereby amended and restated to reflect the same, in each case, in connection with the continuation of my service as Executive Chairman of Qurate, I hereby agree (on behalf of myself, my personal representatives, successors, assigns and estate) as follows:

(a)            I hereby consent to the cancellation of the stock option awards to purchase shares of Series B Common Stock of Qurate as set forth on Schedule 1 hereto (the “Option Cancellation”) and acknowledge and agree, on behalf of myself, my personal representatives, successors, assigns and estate, that such cancellation will not constitute “Good Reason,” as defined in the Employment Agreement, with respect to Qurate.

(b)            I hereby irrevocably and unconditionally waive and release any and all rights, claims, demands or actions, known or unknown, in law or in equity, that I, my personal representatives, successors, assigns, or estate have or may have, now or in the future, to assert that the exercise by Qurate of its Call Right (as defined in the Call Agreement) under the Call Agreement, the transactions to be consummated pursuant to the Malone Agreement or the Malone Voting Power Reduction constitutes a “Change in Control” or “Good Reason,” in each case, as defined in the Employment Agreement, with respect to Qurate.

(c)            For the avoidance of doubt, the agreements, waivers and releases set forth in subsections (a) and (b) above to assert that a “Change in Control” of Qurate occurred or that I have “Good Reason” to resign from Qurate for any of the reasons described in subsections (a) and (b) apply for all purposes and under any agreement under which I, my personal representatives, successors, assigns, or estate may have otherwise had the right to assert that a “Change in Control” of Qurate occurred or that I have “Good Reason” to resign from Qurate in connection with or arising out of the Option Cancellation, the exercise by Qurate of its Call Right (as defined in the Call Agreement) under the Call Agreement, the transactions to be consummated pursuant to the Malone Agreement or the Malone Voting Power Reduction, including, without limitation, the Employment Agreement, the Services Agreement and any outstanding equity award agreements between Qurate and me (the agreements, waivers and releases set forth in subsections (a) and (b) and this subsection (c), the “Released Claims”). In addition, I hereby irrevocably agree not to assert in writing, directly or indirectly, by legal proceeding or otherwise, any Released Claim against Qurate, Liberty Media, their respective Affiliates and each of their respective officers, directors, successors and assigns.

(d)            I will not terminate, or attempt to terminate, my employment with Qurate for Good Reason in connection with or arising out of the Option Cancellation, the exercise by Qurate of its Call Right (as defined in the Call Agreement) under the Call Agreement, the transactions to be consummated pursuant to the Malone Agreement or the Malone Voting Power Reduction.

(e)            The Qurate Restricted Shares will be considered “Equity Awards” for all purposes under the Employment Agreement.

(f)             Subclause (viii) of the definition of “Change in Control” in the Employment Agreement will not apply with respect to Qurate from and after the date hereof and the Employment Agreement is hereby amended and restated to reflect the same. For the avoidance of doubt, such amendment to the definition of “Change in Control” (i) applies for all purposes and under any agreement to which such definition applies with respect to Qurate, including, without limitation, the Employment Agreement, the Services Agreement and any outstanding equity award agreements between Qurate and me, and (ii) will not be applied to the determination of a “Change in Control” of Liberty Media or any other Service Company under the terms of the Employment Agreement, the Services Agreement, any outstanding equity award agreements between such entities and me, or under any other agreement to the extent such definition applies to a determination of a “Change in Control” of Liberty Media or any other Service Company.

(g)            In addition to any remedies available to Qurate or Liberty Media at law or in equity, any breach of subsections (a), (b), (c) or (d) will result in the immediate forfeiture and termination of the Qurate Restricted Shares or any proceeds received from the sale, exchange, transfer or other disposition of any shares of Common Stock or other cash or property received upon the vesting of the Qurate Restricted Shares.

By its signature hereto, Qurate hereby represents and warrants to me that, as of the date of this letter, there have been no material changes to the form of the Malone Agreement most recently provided to Mr. Maffei by Qurate or its authorized representatives.

This letter will be construed and enforced in accordance with, the laws of the State of Colorado without regard to the conflicts of laws principles of that jurisdiction and any controversy claim or dispute arising out of this letter will be resolved in accordance with Section 9.12 of the Employment Agreement.

This letter, collectively with the Award Agreement, dated as of the date hereof, by and between Qurate and me, and the Employment Agreement and Services Agreement contains the entire agreement among the parties hereto concerning the subject matter hereof and thereof and such agreements supersede all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, among the parties hereto with respect to the subject matter hereof and thereof. Except as specifically set forth in this letter, all other terms and conditions of the Employment Agreement and Services Agreement shall remain in full force and effect. For the avoidance of doubt, nothing in this letter shall affect any of my rights under Section 4 of the Employment Agreement or reduce any of Qurate’s compensatory obligations thereunder. Further, nothing in this letter shall be construed as a set-off against any future compensation I may become entitled to receive in connection with my employment or service following the end of the Employment Period, nor shall it be considered as part of my compensation for the Employment Period for purposes of setting my compensation for employment or services following the end of the Employment Period. This letter may not be altered or amended except by an agreement in writing signed by each of the parties hereto. This letter agreement may be signed in counterparts. If the foregoing accurately reflects your understanding of what has been agreed, please execute the enclosed copy of this letter.

[Signature Page Follows]

Very truly yours,

/s/ Gregory B. Maffei
Gregory B. Maffei

AGREED BY:

Liberty Media Corporation

By:	/s/ Renee L. Wilm
Renee L. Wilm
Chief Legal Officer and Chief Administrative Officer

Qurate Retail, Inc.

By:	/s/ Renee L. Wilm
Renee L. Wilm
Chief Legal Officer and Chief Administrative Officer

Enclosures

[Signature Page to Letter Agreement]

Schedule 1

Option Cancellation

The following stock option awards are hereby cancelled, and I, my personal representatives, successors and assigns, and my estate hereby cease to have any rights with respect thereto:

•	The stock option award granted on December 24, 2014 and expiring on December 24, 2021, which consists of 1,137,228 options to purchase QRTEB shares at an exercise price of $16.97.

•	The stock option award granted on March 31, 2015 and expiring on March 31, 2022, which consists of 197,783 options to purchase QRTEB shares at an exercise price of $16.71.